Exhibit 10.1

Description of Awards under Executive Bonus Plan and
2012 Equity Incentive Compensation Plan for 2013

Markel Corporation (the “Company”) has an incentive compensation program for executive officers that generally consists of two elements-cash incentive compensation paid under the Executive Bonus Plan and restricted stock units issued under the 2012 Equity Incentive Compensation Plan. All executive officers (Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, F. Michael Crowley, Thomas S. Gayner, Richard R. Whitt, III, Gerard Albanese, Jr., Bradley J. Kiscaden, Britton L. Glisson, and Anne G. Waleski) participate in the Executive Bonus Plan. All executive officers except for Anthony F. Markel and Steven A. Markel participate in the 2012 Equity Incentive Compensation Plan.

Awards are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m) of the Internal Revenue Code. Performance goals for 2013 relate to growth in book value and, in the case of Mr. Albanese, also include underwriting combined ratio and revenue growth. For all executive officers, the measurement period for the growth in book value goal is five years.

The Compensation Committee of the Company's Board of Directors sets the amounts payable under each performance award. The employee receives the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Awards under the Executive Bonus Plan are payable in cash and under the 2012 Equity Incentive Compensation Plan, in restricted stock units. Any performance award must be made before the 90th day of the period for which the performance award relates and before the completion of 25% of such period.

Growth in book value targets are similar to prior years, except that all transaction-related, non-recurring changes in book value arising from the Alterra acquisition will be excluded in making the calculations. For example, incremental increases in book value as a result of the transaction will be excluded, as will expenses (e.g., professional fees, change in control compensation, severance costs) resulting directly from the transaction. Underwriting-based targets are based on a grid measuring underwriting performance and revenue growth for the business operations for which the executive officer has direct responsibility.